Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-270520, 333-265243, and 333-260021 on Form S-8 of our report dated March 6, 2024, relating to the financial statements of Hippo Holdings Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 6, 2024